EXHIBIT 99

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
Terence Hall, CEO; Robert Taylor, CFO;
Greg Rosenstein, VP of Investor Relations, 504-362-4321

Superior Energy Services, Inc. Announces Common Stock Offering

(Harvey, La., March 7, 2002) Superior Energy Services, Inc. (NYSE: SPN) today announced that it will offer for sale 3,650,000 shares of its Common Stock at a price of $9.60 per share. The offering will generate approximately $33,813,600 million in net proceeds to the Company, which will be used to repay amounts owed under its revolving credit facility, to fund asset purchases, and for general corporate purposes. The closing date for the offering is scheduled for March 12, 2002.

The offering will be made on a firm commitment, underwritten basis by Johnson Rice & Company L.L.C, which has an option to purchase an additional 547,500 shares to cover over-allotments.

A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission and has been declared effective. This press release shall not constitute an offer to sell or the solicitation of the offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Superior Energy Services, Inc. provides a broad range of specialized oilfield services and equipment primarily to major and independent oil and gas companies engaged in the exploration, production and development of oil and natural gas properties offshore in the Gulf of Mexico and throughout the Gulf Coast region. These services and equipment include the rental of liftboats, rental of specialized oilfield equipment, electric and mechanical wireline services, well plug and abandonment services, coiled tubing services and engineering services. Additional services provided include contract operating and supplemental labor, offshore construction and maintenance services, offshore and dockside environmental cleaning services, the manufacture and sale of drilling instrumentation and the manufacture and sale of oil spill containment equipment.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company's rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.